UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 1, 2014
CATALENT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	001-36587 (Commission File Number)	20-8737688 (IRS Employer Identification Number)

14 Schoolhouse Road Somerset, New Jersey	08873
(Address of registrant’s principal executive office)	(Zip code)

(732) 537-6200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
Amendment No. 1 to Amended and Restated Credit Agreement
On December 1, 2014, Catalent Pharma Solutions, Inc. (“CPS Inc.”), an indirect wholly owned subsidiary of Catalent, Inc. (“Catalent” and, together with its subsidiaries, the “Company”), entered into an amendment to its senior secured credit facility in order to address the following circumstances:

•
The Company’s only remaining outstanding long-term debt with interest rates higher than those of the existing term loans under its senior secured credit facility was $40.5 million of unsecured term loans due December 2017, because it used the net proceeds of its initial public offering of its common stock in July 2014 (including the exercise of the underwriters’ over-allotment option in September 2014) to repay its other higher cost debt.

•
After September 30, 2014, the Company drew an aggregate of $135.0 million under its revolving credit facility in order to fund general working capital needs and the recently announced acquisitions of Redwood Bioscience, Inc. and Micron Technologies, Inc.

The amendment increased the term loan facilities under the Company’s senior secured credit facility by approximately $190.8 million, thereby permitting the Company:

•	to repay, and restore the limits available for future draws under, its revolving credit facility;

•	to re-finance the remaining balance of its unsecured term loans by securing a longer-dated maturity and a lower interest rate; and

•	to use the remaining funds for general corporate purposes, including potential future acquisitions.

More specifically:
On December 1, 2014, CPS Inc. entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated Credit Agreement, dated as of May 20, 2014, among CPS Inc., PTS Intermediate Holdings LLC (the direct parent of CPS Inc.), certain lenders and Morgan Stanley Senior Funding, Inc., as the administrative agent, collateral agent and swing line lender (as amended by the Amendment, the “Credit Agreement”).
The Amendment provides CPS Inc. with senior secured financing consisting of an incremental term loan facility, $100.0 million of which will be denominated in dollars (the “Incremental Dollar Term Loans”) and €72.75 million of which will be denominated in euros (“the Incremental Euro Term Loans” and, together with the Incremental Dollar Term Loans, the “Incremental Term Loans”) pursuant to the accordion feature under the Credit Agreement. The Incremental Term Loans under the new incremental term loan facility have substantially similar terms as Catalent’s existing term loan facilities, the material terms of which are described on pages 143-145 of Catalent’s Prospectus filed with the SEC pursuant to Rule 424(b)(1) on August 1, 2014.
Interest Rate
The Incremental Term Loans bear interest, at CPS Inc.’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the higher of (1) the rate of interest published by The Wall Street Journal as its “prime lending rate” and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the London Interbank Offered Rate set by ICE Benchmark Administration (or any successor thereto). The applicable margin for borrowings is 3.25% for loans based on a LIBOR rate and 2.25% for loans based on the base rate. The LIBOR rate for the Incremental Term Loans is subject to a floor of 1.00% and the base rate for the Incremental Term Loans is subject to a floor of 2.00%.
Amortization
CPS Inc. will be required to repay the Incremental Term Loans in quarterly installments in aggregate annual amounts equal to 1.00% of the funded total principal amount of the Incremental Term Loans, with the remaining amount payable on the maturity date for the Incremental Term Loans. The maturity date of the Incremental Term Loans will be May 20, 2021.
Prepayments
The incremental term loan facility contains identical mandatory and voluntary prepayment provisions as those in the existing term loan facilities under the Credit Agreement.

Covenants, Events of Default and Voting Arrangements
The covenants, events of default and voting arrangements applicable to the incremental term loan facility are the same as those applicable to the existing term loan facilities under the Credit Agreement.

Certain Relationships
Certain of the agents and lenders providing funding or other services under the Credit Agreement, as well as certain of their affiliates, have, from time to time, provided investment banking and financial advisory services to the Company and/or its affiliates for which they have received customary fees and commissions. Such agents and lenders may provide these services from time to time in the future.

This summary does not purport to be complete and is qualified by the actual terms of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.
ITEM 9.01. Financial Statements and Exhibits.
Exhibits. The following Exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.    Description

10.1
Amendment No. 1, dated as of December 1, 2014, to Amended and Restated Credit Agreement, dated as of May 20, 2014, among Catalent Pharma Solutions, Inc., PTS Intermediate Holdings LLC, Morgan Stanley Senior Funding, Inc., as the administrative agent, collateral agent and swing line lender and other lenders as parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Catalent, Inc.
(Registrant)

By:	/s/ STEVEN FASMAN
Steven Fasman
Senior Vice President and
General Counsel

Date: December 2, 2014

EXHIBIT LIST

Exhibit No.    Description

10.1
Amendment No. 1, dated as of December 1, 2014, to Amended and Restated Credit Agreement, dated as of May 20, 2014, among Catalent Pharma Solutions, Inc., PTS Intermediate Holdings LLC, Morgan Stanley Senior Funding, Inc., as the administrative agent, collateral agent and swing line lender and other lenders as parties thereto.